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                      KAMAN CORPORATION AND SUBSIDIARIES
             EXHIBIT 11 - EARNINGS PER COMMON SHARE COMPUTATION
                   (In thousands except per share amounts)

                                   For the Three Months  For the Six Months
                                      Ended June 30,       Ended June 30,
                                   --------------------  ------------------
                                       1997      1996       1997      1996
                                       ----      ----       ----      ----
Primary:
  Net earnings applicable to
    common stock                     $  5,781  $  4,483  $    445   $  8,756
                                     ========  ========  ========   ========
  Weighted average number
    of common shares outstanding       18,888    18,584    18,840     18,541
  Weighted average shares
    issuable on exercise of
    dilutive stock options                241       141       232        127
                                     --------  --------  --------   --------
    Total                              19,129    18,725    19,072     18,668
                                     ========  ========  ========   ========
Net earnings per common share
    - primary                        $    .30  $    .24  $    .02   $    .47
                                     ========  ========  ========   ========
Fully diluted:
  Net earnings applicable to
    common stock                     $  5,781  $  4,483  $    445   $  8,756

  Elimination of interest expense
    on 6% subordinated convertible
    debentures(net after taxes)           227       282         *        570
  Elimination of preferred stock
    dividend requirement                  929       929         *      1,858
                                     --------  --------  --------   --------
  Net earnings (as adjusted)         $  6,937  $  5,694  $    445   $ 11,184
                                     ========  ========  ========   ========
  Weighted avg. no. of shares out-
    standing including shares issuable
    on exercise of stock options       19,129    18,725    19,072     18,668
  Shares issuable on conversion of
    6% subordinated convertible
    debentures                          1,350     1,421         *      1,421
  Shares issuable on conversion of
    Series 2 preferred stock            4,551     4,551         *      4,551
  Additional shares using ending
    market price instead of average
    market on treasury method use
    of stock option proceeds               64         -         *          8
                                     --------  --------  --------   --------
    Total                              25,094    24,697    19,072     24,648
                                     ========  ========  ========   ========
Net earnings per common share
    - fully diluted                  $    .28  $    .23  $    .02   $    .45
                                     ========  ========  ========   ========
    * Anti-dilutive and accordingly not included in the computation.
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